Exhibit 99.1

Syngenta and Diversa agree on new R&D partnership to discover enzymes for biofuels

Basel, Switzerland and San Diego, California, United States – January 8, 2007

Syngenta and Diversa Corporation announced today a new 10-year research and development partnership focused on the discovery and development of a range of novel enzymes to convert pre-treated cellulosic biomass economically to mixed sugars – a critical step in the process of biofuel production.

The new agreement allows Diversa to independently develop and commercialize fermentation-based enzyme combinations from its proprietary platform. Syngenta will have exclusive access to enzymes from Diversa’s platform to express in plants for enhanced cost-effective production.

Converting biomass to biofuels requires breakthrough developments in three areas: chemical preparation of the cellulosic biomass (pre-treatment), conversion of pre-treated cellulosic biomass to fermentable sugars by combinations of enzymes (saccharification), and the development of novel micro-organisms to ferment the sugars to ethanol or other fuels (fermentation). Developing cost-effective enzyme systems is essential to economically converting biomass to biofuels.

Under the terms of the new agreement, which replaces the companies’ prior agreement, Syngenta will pay Diversa $16 million of guaranteed research funding in the first two years. Diversa is eligible to receive certain milestone and royalty payments aligned to product development success.

“We are pleased to have reached this agreement with Diversa,” said David Jones, Syngenta Executive Committee member. “Diversa has the best inventive capability for truly novel enzymes, and Syngenta has demonstrated its ability to express enzymes cost-effectively in plants. We expect high-value products from this partnership in a market of exciting potential.”

“We are pleased with the refocus of our collaboration with Syngenta, a world leading agri-business,” commented Edward Shonsey, Diversa’s Chief Executive Officer. “This agreement creates a highly-focused collaboration to move further into the biofuel market through plant expression in a complementary manner. In addition, this agreement frees Diversa to pursue attractive opportunities for integrated commercialization of biofuels, particularly from cellulosic biomass. We look forward to sharing further news of our independent initiatives in this area in the near future.”

About Syngenta

Syngenta is a world-leading agribusiness committed to sustainable agriculture through innovative research and technology. The company is a leader in crop protection, and ranks third in the high-value commercial seeds market. Sales in 2005 were approximately $8.1 billion. Syngenta employs more than 19,000 people in over 90 countries. Syngenta is listed on the Swiss stock exchange (SYNN) and in New York (NYSE: SYN). Further information is available at www.syngenta.com.

About Diversa

Since 1994, San Diego–based Diversa Corporation (NASDAQ: DVSA) has pioneered the development of high-performance specialty enzymes. The Company possesses the world’s broadest array of enzymes derived from bio-diverse environments as well as patented DirectEvolution® technologies. Diversa customizes enzymes for manufacturers within the alternative fuel, industrial, and health and nutrition markets to enable higher throughput, lower costs, and improved environmental outcomes. For more information, please visit www.diversa.com.

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Contacts:

Syngenta
Media Enquiries:	Médard Schoenmaeckers (Switzerland)	+41 61 323 2323
	Sarah Hull (US)	+1 202 628 2372

Analysts/Investors:	Jonathan Seabrook	+41 61 323 7502
+1 202 737 6520

	Jennifer Gough	+41 61 323 5059
+1 202 737 6521
Diversa
Investors	Wendy Kelley	+1 858 526 5437

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These statements include statements related to the ability of Diversa and Syngenta to discover, develop and successfully commercialize enzymes to convert pre-treated fiber to mixed sugars economically through their collaboration, statements related to the anticipated benefits of such enzymes and the market for such enzymes, and statements related to Diversa’s potential receipt of milestone and royalty payments under the new agreement with Syngenta. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa’s new and uncertain technologies, risks associated with Diversa’s dependence on patents and proprietary rights, risks associated with Diversa’s protection and enforcement of its patents and proprietary rights, Diversa’s dependence on Syngenta in connection with its research and development agreement, the ability of Syngenta to commercialize products, Diversa’s ability to commercialize products, risks associated with delays in obtaining regulatory approval for products, the development or availability of competitive products or technologies, and the future ability of Diversa to enter into and/or maintain collaboration and joint venture agreements, including the relationship with Syngenta. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.